   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1996

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           PHP HEALTHCARE CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                     54-1023168
(State or other jurisdiction of      (I.R.S. Employer
incorporation or organization)    Identification Number)

               11440 COMMERCE PARK DRIVE, RESTON, VIRGINIA 22091
                                 (703) 758-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            JACK M. MAZUR, PRESIDENT
               11440 COMMERCE PARK DRIVE, RESTON, VIRGINIA 22091
                                 (703) 758-3600
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                         ------------------------------

                  Please send copies of all communications to:

                             ANDREW P. VARNEY, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                   1001 PENNSYLVANIA AVENUE, N.W., SUITE 800
                          WASHINGTON, D.C. 20004-2505
                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME
            AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              AMOUNT TO             OFFERING PRICE              AGGREGATE                AMOUNT OF
  SECURITIES TO BE REGISTERED          BE REGISTERED              PER UNIT              OFFERING PRICE          REGISTRATION FEE
6 1/2% Convertible Subordinated
 Debentures due 2002............    $  69,000,000                  100%(1)             $   69,000,000(1)         $  23,793.10
Common Stock, par value $.01 per
 share..........................        3,499,937(2)(3)              N/A                      N/A                $   8,677.07(4)
Total Registration Fee..........            --                       --                       --                 $  32,470.17(4)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes (i) 2,532,110 shares of Common Stock initially issuable upon conversion of the Debentures being registered hereunder, and (ii) 967,827 shares of Common Stock.

(3) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment in the conversion price.

(4) Pursuant to Rule 457(i) there is no filing fee with respect to the shares of common stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege. With respect to the 967,827 shares of common stock offered hereby which are not issuable upon conversion of the Debentures, pursuant to Rule 457(c), the registration fee has been calculated based upon a price of $26.00 per share, the average of the high and low prices reported on the NYSE on February 12, 1996.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PHP HEALTHCARE CORPORATION
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-3 ITEM NUMBER HEADING                                                CAPTION OR LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Front Cover Page; Cross-Reference Sheet; Outside
                                                                   Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  The Company, Risk Factors, Ratio of Earnings to Fixed
                                                                   Charges
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Not Applicable
       6.  Dilution.............................................  Not Applicable
       7.  Selling Security Holders.............................  Selling Securityholders
       8.  Plan of Distribution.................................  Plan of Distribution
       9.  Description of Securities to be Registered...........  Description of Debentures; Description of Capital
                                                                   Stock
      10.  Interests of Named Experts and Counsel...............  Not Applicable
      11.  Material Changes.....................................  Not Applicable
      12.  Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference
      13.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                    SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1996

                           PHP HEALTHCARE CORPORATION

               $69,000,000 PRINCIPAL AMOUNT OF 6 1/2% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2002
                   (Interest payable June 15 and December 15)

                        3,499,937 SHARES OF COMMON STOCK
                               ------------------

    This Prospectus relates to (i) $69,000,000 aggregate principal amount of 6 1/2% Convertible Subordinated Debentures due 2002 (the "Debentures") of PHP Healthcare Corporation, a Delaware corporation ("PHP" or the "Company"), (ii) 2,532,110 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares"), and (iii) an additional 967,827 shares of Common Stock (including shares issuable upon the exercise of options or the conversion of convertible securities) (the "Additional Shares"). The Conversion Shares and the Additional Shares are collectively referred to herein as the "Shares." The Debentures, the Conversion Shares and the Additional Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were acquired from the Company by Smith Barney Inc. and Dean Witter Reynolds Inc. (the "Initial Purchasers") in December 1995 in connection with a private offering (the "Debenture Offering"). See "Description of the Debentures." The Additional Shares were acquired from the Company by Shamrock Investments, Charles P. Reilly, Michael E. Gallagher, Jonathan J. Spees and John
P. Cole in September 1994 in connection with the issuance of Common Stock to Shamrock Investments and the merger of J.P. Cole & Associates, Inc. and Paragon Ambulatory Surgery, Inc. into the Company.

    The Debentures are convertible into Common Stock of the Company at any time after the 60th day following the date of original issuance of the Debentures and at or before maturity, unless previously redeemed, at a conversion price of $27.25 per share, subject to adjustment in certain events. On February 16, 1996, the closing price of the Common Stock on the New York Stock Exchange was $26 3/4 per share. The Common Stock is traded under the symbol PPH.

    The Debentures do not provide for a sinking fund. The Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest, except that no redemption may be made prior to December 17, 1998. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures -- Certain Rights to Require Repurchase of Debentures."

    The Debentures are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The Indenture does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination."

    The Debentures have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences." The Initial Purchasers have advised the Company that they intend to make a market in the Debentures. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. No assurance can be given that any market for the Debentures will develop or be maintained.

    The Debentures and the Conversion Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the holders of the Debentures or the underlying Common Stock) in connection with the registration and sale of the Debentures and the underlying Common Stock covered by this Prospectus. The holders of the Additional Shares have agreed to pay their own expenses and bear, on a pro rata basis, all incremental registration expenses that result from the inclusion of the Additional Shares in the Registration Statement of which this Prospectus is a part.

    The Company will not receive any of the proceeds from the sales of the Debentures or the Shares by the Selling Securityholders. The Debentures and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.
                         ------------------------------

            SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                           --------------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration under the Securities Act of the Debentures and Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995 and the Company's Amendment to that Form 10-K for the fiscal year ended April 30, 1995 on Form 10-K/A; the Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1995 and October 31, 1995; the Company's Current Reports on Form 8-K dated January 17, 1995, March 22, 1995, December 1, 1995, December 22, 1995, and January 11, 1996; and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated July 20, 1992, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to: Anthony M. Picini, Senior Vice President, PHP Healthcare Corporation, 11440 Commerce Park Drive, Reston, Virginia 22091, telephone (703) 758-3600.

                                  THE COMPANY

    PHP Healthcare Corporation ("PHP" or the "Company") designs, develops and operates patient-oriented Integrated Systems of Care ("ISOCs") which serve the needs of managed care organizations, self-insured employers, health care providers and provider systems, and government agencies. The Company develops and operates each integrated system by: (i) developing and maintaining a network of physicians, hospitals, and other providers; (ii) organizing and managing the individual and group practices of physicians who participate in the network;
(iii) operating information systems to coordinate and integrate the services, measure outcomes, and provide financial results of the system; and (iv) entering into contracts with various third party payors, such as health maintenance organizations ("HMOs"), insurers, or employee health benefit plans on behalf of the network. The Company manages 15 ISOCs for its clients and has two more ISOCs under development, owns a 30,000-member Medicaid HMO primarily serving the District of Columbia, and manages inpatient and outpatient health care services under 34 government contracts, providing care in over 70 health care facilities. As of October 31, 1995, the Company contracted with or employed over 3,000 physicians.

    PHP was organized as a Delaware corporation in January 1986 and succeeded to the business of a predecessor corporation by merger in March 1986. The Company's corporate headquarters is located at 11440 Commerce Park Drive, Reston, Virginia, 22091, and its telephone number at that address is (703) 758-3600. Unless the context otherwise requires, all references herein to the "Company" include PHP and its subsidiaries.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus and in the documents incorporated herein by reference, prospective purchasers of the Debentures and the Shares should carefully consider the factors set forth below before purchasing the Debentures or the Shares.

RECENT ENTRY INTO COMMERCIAL MANAGED HEALTH CARE MARKET

    Until fiscal 1994, PHP operated almost exclusively as a provider of health care services to federal, state and local government agencies. During the past two fiscal years, however, the Company has invested significant resources in developing its ISOC product for the commercial managed health care market in order to refocus its business from that of a government contractor to a full service managed care company. There can be no assurance that the Company's strategy will continue to be successful or that modifications to its strategy will not be required.

HISTORICAL LOSSES

    The Company reported net losses of $3,756,000 and $9,334,000 for the fiscal years ended April 30, 1993 and 1994, respectively. Although the Company was profitable for the fiscal year ended April 30, 1995 and for the six months ended October 31, 1995, there can be no assurance that it will continue to operate profitably, or have earnings or cash flow sufficient to comply with the financial covenants to which it is subject or to cover its fixed charges, including those attributable to the Debentures. As a consequence of the losses reported in fiscal 1993 and 1994, the Company failed to comply with certain financial covenants under its credit agreement. The Company obtained waivers for such noncompliance and the Company's bank modified the applicable financial covenants. In the future, any failure by the Company to comply with the financial covenants contained in its credit agreement (or in any replacement credit facility) could result in a default under such facility which could have the effect of blocking payments on the Debentures and could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON CERTAIN CONTRACTS

    For the year ended April 30, 1995, and for the six months ended October 31, 1995, 39% and 38%, respectively, of the Company's revenues, and an even greater percentage of the Company's gross profits, were derived from two contracts. These contracts are with the District of Columbia Department of Human Services (concerning the Company's Medicaid HMO in the District of Columbia) and with Medigroup, Inc., a wholly owned subsidiary of Blue Cross and Blue Shield of New Jersey, Inc. ("BCBSNJ") (concerning the development and management of ten ISOCs in New Jersey), and accounted for 22% and 17%, respectively, of the Company's revenues in fiscal 1995. For the six months ended October 31, 1995, revenues derived from these contracts represented 29% and 9%, respectively, of the Company's revenue. The loss of either of these contracts would have a material adverse effect on the Company's business, financial condition and results of operations.

    The agreement with BCBSNJ provides BCBSNJ the right to terminate the agreement upon 90 days notice without cause upon the payment of a termination fee to the Company. The agreement also contains provisions permitting termination by BCBSNJ for cause in the event of a material breach by PHP or upon the occurrence of certain other circumstances, including PHP's failure to cause all ten centers to be fully operational by March 31, 1995. Although nine of the ten centers were fully operational by March 31, 1995, one center was not fully operational until September 1995. The Company believes, for various reasons, that BCBSNJ may not validly terminate the agreement based upon the date of completion of the tenth center. The parties have also discussed the possibility of renegotiating the agreement or otherwise altering their relationship on a mutually agreeable basis, although no specific proposal is presently under consideration. There can be no assurance that BCBSNJ will not seek to terminate the agreement based upon the date of completion of the tenth center or on any other basis or that, if BCBSNJ does seek to do so, the Company will be successful in preventing such a termination.

    The Company's accounts receivable as of October 31, 1995 include amounts due from the District of Columbia Department of Human Services and the United States Department of Health and Human Services as follows: approximately $8,000,000 related to the cost settlement for the three-year contract period ended September 30, 1994, and approximately $3,000,000 related to the cost settlement for the one-year contract period ended September 30, 1995. These amounts are subject to audit and the audits are expected to be completed during the current fiscal year. In addition, as a result of the current federal budget and the District of Columbia's fiscal difficulties, the Company has past due amounts from the District of Columbia and the Department of Health and Human Services of approximately $4.3 million due January 1, 1996, and an additional $4.3 million due February 1, 1996. The Company cannot predict when or whether these amounts will be paid. The failure of the Company to collect these amounts would have a material adverse effect on the Company's business, financial condition and results of operations.

CAPITATED NATURE OF REVENUE

    The Company provides a portion of its services on a capitated basis, and the Company intends to negotiate additional capitated agreements with managed care organizations or assume such contracts in connection with its affiliation with primary care practices. Such contracts, typically referred to as "shared risk" contracts, are arrangements between the Company and a managed care organization under which the Company agrees to provide certain health care services, as required by members of such managed care organization, in exchange for a fixed fee per member per month. Under these contracts, the Company bears the risk that the cost of the services it is required to provide will exceed the fixed fees it is entitled to receive. In order for such shared-risk contracts to be profitable for the Company, the Company must effectively manage the utilization rate of primary care services, specialty physician services, and hospital services delivered to members of the managed care organization. There can be no assurance that the Company will receive fees under such shared-risk arrangements which will permit it to recover the costs of the health care services it will be required to provide.

DEPENDENCE ON PRIMARY CARE PHYSICIANS

    Primary care physicians are a key operating component of the Company's integrated system of care. The Company competes for exclusive primary care physician affiliations with a variety of systems including group practices, individual practice associations ("IPAs"), health maintenance organizations
("HMOs"), practice management companies and hospitals. Most primary care physicians have traditionally practiced independently or in small single specialty groups. The competitive and operational disadvantages to the physician of this type of practice structure have compelled many of these physicians to evaluate alternatives. The process of negotiating these affiliations is often competitive, complex and time consuming. There can be no assurance that the Company will continue to be able to identify and secure affiliations with a sufficient number of primary care physicians to operate its ISOCs effectively.

LIMITATIONS ON REIMBURSEMENT

    A major portion of the Company's revenues are derived from third party payors, such as governmental programs, private insurance plans and managed care organizations. In particular, for the year ended April 30, 1995 and the six months ended October 31, 1995, approximately 22% and 29%, respectively, of the Company's revenues were derived from the Medicaid program, a cooperative state-federal program for medical assistance to the needy. Reflecting a trend in the health care industry, third party payors increasingly are negotiating with health care providers such as the Company concerning the prices charged for medical services, with the goal of lowering reimbursement and utilization rates. There can be no assurance that any future reduction in reimbursement rates would be offset through enhanced operating efficiencies, or that any such enhancement of operating efficiencies would occur. Third party payors may also deny reimbursement if they determine that a treatment was not performed in accordance with the cost-effective treatment methods established by such payors, was experimental, or for other reasons. In addition, funding for governmental programs, such as Medicaid, is under increased scrutiny.

    The U.S. Congress has passed a fiscal year 1996 budget reconciliation bill that provides for reductions in the rate of spending increases over the next seven years of approximately $270 billion in the Medicare program and $165 billion in the Medicaid program. The bill provides for, among other things, converting the federal share of the Medicaid program to a block grant and gradually reducing the overall growth of the federal share from approximately ten percent annually to approximately four percent by fiscal year 2000. The annual increase in the federal share would vary from state to state based on a variety of factors. Although the initial reconciliation bill was vetoed by the President, no assurance can be given that reductions in the rate of increase in spending for these programs, if ultimately signed into law, would not have a material adverse effect on the Company's operations. Any loss of revenue caused by trends in the health care industry toward cost containment and oversight could have a material adverse effect on the Company's business.

MANAGEMENT INFORMATION SYSTEMS

    The Company's management information systems are critical to its ability to manage care efficiently and to be competitive in the market. The Company relies on these systems to support practice operations and to facilitate the management and monitoring of clinical performance. Clinical guidelines, practice protocols, case management and utilization review systems are all essential to the Company's ability to secure, and operate profitably under, capitated and shared-risk contracts. There can be no assurance that the Company will be able to refine and enhance these systems to keep them current and competitive.

DEPENDENCE ON GOVERNMENT CONTRACTS

    Contracts with various federal, state and local government agencies (excluding agreements concerning the Company's Medicaid HMO in the District of Columbia) account for approximately 50% of the Company's revenues. These contracts are obtained primarily through the competitive bidding process as governed by applicable federal and state statutes and regulations, and generally may be modified or terminated for the convenience of the government agency at any time during the term of the contract. Contracts are generally awarded for a base period of less than one year and corresponding with the government agency's fiscal year, have two-to-four one-year renewals at the option of the government agency, and are subject to appropriation of funds annually by the appropriate legislative body. There is, therefore, no assurance that the Company will be able to retain its contracts or, if retained, that all of such contracts will be fully funded.

    Under the competitive bidding process, unsuccessful bidders may protest the award of a contract to another bidder in accordance with a government appeals process if they believe the award was improper. Such protests could result in the rebidding, delay or loss of contracts. In addition, contracts with government agencies are generally complex in nature and subject contractors to extensive regulation under federal, state and local law. For example, government contractors are subject to audits which can result in adjustments to contract costs and fees.

    The Company believes that it has complied in all material respects with applicable government regulations. In certain circumstances in which a contractor has not complied with the terms of a contract or with regulations or statutes, the contractor may be debarred or suspended from obtaining future contracts for a specified period of time. Any such suspension or debarment of the Company could have a material adverse effect upon the Company's business.

DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on the skill and efforts of its senior management. The loss of key management personnel or the inability to attract, retain and motivate sufficient numbers of qualified management personnel could adversely affect the Company's business.

COMPETITION

    The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans due to health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract new entrants into the managed care industry and result in increased competition for the Company. Certain of the Company's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing health care management services and may have longer established relationships with payors.

EXPOSURE TO PROFESSIONAL LIABILITY

    Due to the nature of the Company's business, there are asserted from time to time medical malpractice lawsuits and other claims against the Company, some of which are currently pending, which subjects the Company to the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the negligence of physicians employed or contracted by the Company. To the extent such physicians are employees of the Company or were regarded as agents of the Company in the practice of medicine, the Company would, in most instances, be held liable for their negligence. In addition, the Company could be found in certain instances to have been negligent in performing its management services under contractual arrangements, even if no agency relationship with the physician were found to exist. In some cases, the Company's contracts with hospitals and third party payors require the Company to indemnify such other parties for losses resulting from the negligence of physicians who were employed or managed by or affiliated with the Company.

    The Company maintains professional and general liability insurance on a claims made basis in amounts deemed appropriate by management, based on historical claims and the nature and risks of its business. There can be no assurances, however, that an existing or future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claim or claims or that such coverage will continue to be available or available with sufficient limits and at a reasonable cost to adequately and economically insure the Company's operations in the future. A judgment against the Company in excess of such coverage could have a material adverse effect on the Company.

HEALTH CARE REGULATION

    The health care industry is subject to extensive federal regulation relating to licensure, conduct of operations and prices for services.

    The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state, have been subject to limited judicial and regulatory interpretation, and are enforced by the courts and by regulatory authorities with broad discretion. Although the Company seeks to structure its operations so as to comply with these laws, there can be no assurance that the Company's present or future operations will not be successfully challenged as violating, or determined to have violated, such laws, or that the enforceability of the provisions of agreements governing such operations will not be limited. Any such result could have a material adverse effect on the Company.

    The laws in most states also regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. Although the Company seeks to structure its operations so as to comply with these laws in the states in which it does business, there can be no assurance that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations. The Company's Medicaid HMO is not presently subject to licensure requirements in the District of Columbia. However, legislation has been proposed which would require the licensure of HMOs in the District of Columbia and subject the Company to additional regulatory requirements. The Company is unable to predict what HMO legislation or regulation, if any, will be adopted in the District of Columbia and what effect, if any, such legislation or regulation would have on the Company's business. No assurance can be given that future HMO legislation or regulation in the District of Columbia or in other states will not have a material adverse effect on the Company's business, financial condition or results of operation.

    Anti-fraud and abuse amendments codified under the Social Security Act of 1935, as amended (the "Social Security Act"), prohibit certain business practices and relationships that may affect the provision and cost of health care services reimbursable under the Medicare and Medicaid programs. These amendments include anti-kickback provisions prohibiting the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Sanctions for violating the anti-kickback provisions include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. In addition, Section 1877 of the Social Security Act (the "Stark law") restricts physician referrals to certain providers, including hospitals, with which they have a financial arrangement. Sanctions for violation of the Stark law include civil money penalties and exclusion from the Medicare and Medicaid programs. The Stark law and the anti-kickback provisions of the Social Security Act are broadly worded and often vague, and the future interpretation of these provisions and their applicability to the Company's operations cannot be predicted with certainty. Although the Company seeks to arrange its business relationships so as to comply with these laws, there can be no assurance that the Company's present or future operations will not be accused of violating, or be determined to have violated, such provisions. Any such result could have a material adverse effect on the Company.

HEALTH CARE REFORM

    In recent years, an increasing number of legislative proposals have been introduced in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. The Company is unable to predict what health care reform legislation, if any, will be adopted and what effect, if any, such legislation may have on the Company's business. No assurance can be given that future health care reform legislation will not have a material adverse effect on the Company's business, financial condition or results of operations.

    Provisions in the fiscal year 1996 reconciliation bill passed by Congress, if signed into law, would eliminate the federally mandated individual entitlement to Medicaid benefits and give the states wide latitude in setting eligibility standards and benefit levels. In addition, the bill would reduce for a number of states the level of state spending necessary to qualify for the maximum federal matching. Such changes, if adopted, could result in a reduction in the number of individuals participating in the Medicaid program. No assurance can be given that such changes would not have a material adverse effect on the Company's business.

SUBSTANTIAL INDEBTEDNESS

    The Company's indebtedness is substantial in relation to its stockholders' equity. At October 31, 1995, the Company's total long-term debt, net of current portion, accounted for 49% of its total capitalization. As adjusted to give effect to the Debenture Offering and the application of the net proceeds therefrom, such debt accounted for 73% of the Company's total capitalization.

SUBORDINATION OF DEBENTURES

    The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes all secured indebtedness of the Company (other than claims of trade creditors of the Company), whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At October 31, 1995, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $42.8 million. As of October 31, 1995, after giving effect to the repayment of $21.2 million of indebtedness with proceeds from the Debenture Offering, the Company will have approximately $21.5 million of indebtedness outstanding which constitutes Senior Indebtedness or to which the Debentures are effectively subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures.

LIMITATIONS ON REPURCHASE OF DEBENTURES UPON A REPURCHASE EVENT

    In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein) each holder of Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating of the Debentures, nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

ABSENCE OF PUBLIC MARKET

    There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. See "Description of the Debentures -- Registrations Rights; Liquidated Damages." The Debentures are eligible for trading in the PORTAL Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange.

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Common Stock has experienced a high degree of volatility. There can be no assurance that such volatility will not continue or become more pronounced. In addition, recently the stock market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. The Company believes that factors such as quarterly fluctuations in the financial results of the Company or its competitors and general conditions in the industry, the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.

CONTROL BY MANAGEMENT AND CERTAIN STOCKHOLDERS

    Certain of the Company's executive officers and directors and related entities (collectively, the "Voting Group") currently hold an aggregate of approximately 25% of the outstanding Common Stock (excluding shares issuable upon the exercise of options or the conversion of convertible securities) and have entered into a voting agreement (the "Voting Agreement") under which they have agreed to act together under certain circumstances. Assuming full conversion of the Debentures, the Voting Group will hold approximately 21% of the outstanding Common Stock. The Voting Agreement currently provides that it will terminate on October 7, 1996. If the Voting Group acts together, they may exercise a controlling influence over the outcome of matters submitted to the Company's stockholders for approval. Moreover, the Voting Group collectively may have the power to delay, defer or prevent a change in control of the Company.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

    Certain provisions of the Company's certificate of incorporation, by-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified Board of Directors, the ability of the Board of Directors to authorize the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock, elimination of the stockholders' ability to take any action without a meeting, and establishment of certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. In addition, the Company has distributed preferred stock purchase rights which could cause substantial dilution to a person or group that attempts to acquire a controlling interest in the Company. The Company is also subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder." See "Description of Capital Stock."

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sales of the Debentures or the Shares by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving the proceeds from the sales of the Debentures or the Shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                         SIX MONTHS ENDED
                 YEAR ENDED APRIL 30                        OCTOBER 31
-----------------------------------------------------  --------------------
  1991       1992       1993       1994       1995       1994       1995
---------  ---------  ---------  ---------  ---------  ---------  ---------
  4.36x      7.15x     (1.58)x    (1.89)x     1.41x      1.21x      3.24x

    The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, minority interest and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the estimated interest component of rent expense.

                           DESCRIPTION OF DEBENTURES

    The Debentures were issued under an indenture dated as of December 15, 1995 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture are available from the Company upon request at the address provided on page 3 herein.

GENERAL

    The Debentures are unsecured obligations of the Company, are limited to $69,000,000 in aggregate principal amount (including the Initial Purchasers' over-allotment option) and mature on December 15, 2002. The Debentures bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Debentures pursuant to the Indenture or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1996, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding June 1 or December 1, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.

    Principal  of, premium, if  any, and interest on,  the Debentures is payable
(i) in respect of Debentures held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee, at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made, at the option of the Company, by check mailed to the address of the persons entitled thereto as it appears in the register for the Debentures on the Regular Record Date for such interest.

    The Debentures are issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or
(ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

    All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

    The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

    The Debentures are convertible into Common Stock at any time after the 60th day following the date of original issuance of the Debentures and prior to redemption or final maturity, initially at the conversion price of $27.25 per share. The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

    The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5 percent of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5 percent of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

    The Indenture provides that, in the event of the occurrence of certain events affecting the rights (the "Rights") distributed pursuant to the Company's Rights Agreement, dated as of April 10, 1992, with Riggs National Bank, NA (the "Rights Agreement"), appropriate adjustments to the conversion price will be made. In lieu of any such adjustment, the Company may amend the Rights Agreement to provide that upon conversion of the Debentures the holder thereof will receive, in addition to the Common Stock issuable upon such conversion, the Rights which attached to such shares of Common Stock or would have attached to such shares if the Rights had not become separated from the Common Stock pursuant to the provisions of the Rights Agreement.

SUBORDINATION

    The payment of the principal of and premium, if any, and interest on the Debentures are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness of if any judicial proceeding is pending with respect to any such default.

    Senior Indebtedness is defined in the Indenture as (a) all secured indebtedness of the Company for money borrowed, excluding the claims of trade creditors of the Company, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Debentures or (ii) ranks PARI PASSU in right of payment with the Debentures, and (b) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

    The Debentures are obligations exclusively of the Company. A portion of the operations of the Company are currently conducted through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

    The Debentures are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

    The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. At October 31, 1995, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $42.8 million. The Company also expects to incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

    The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after December 17, 1998, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

    If redeemed during the 12-month period beginning December 15, in the year indicated (December 17, in the case of 1998), the redemption price shall be:

YEAR                                                                REDEMPTION PRICE
------------------------------------------------------------------  ----------------
1998..............................................................      103.71%
1999..............................................................      102.79%
2000..............................................................      101.86%
2001..............................................................      100.93%

    No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

    In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on the Repurchase Date.

    Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

    On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

    A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below).

    A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 662 3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

    A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

    The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

    In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

    The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to  the
Debentures: (a) default in the payment of principal of or any premium on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance of any other covenant of the Company in the Indenture continued for 60 days after written notice by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Debentures as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

    If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Notes) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the Holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

    Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, PROVIDED, HOWEVER, that no such modification or amendment may adversely affect the interest of the Holders in any material respect.

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debentures; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debenture, (a) change the Stated Maturity of the principal of, or any installment of interest on, such Debenture, (b) reduce the principal amount of, or premium, if any, or interest on, such Debenture, (c) adversely affect the right to convert such Debenture or modify the subordination provisions in the Indenture in a manner adverse to the Holders, (d) change the place or currency of payment of principal of, or premium, if any, or interest on, such Debenture,
(e)  adversely affect the right to require the Company to repurchase Debentures,
(f) impair the right to institute suit for the enforcement of any such payment on or with respect to such Debenture, or (g) reduce the percentage in principal amount of Outstanding Debentures, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of a majority in aggregate principal amount of the Outstanding Debentures may, on behalf of all Holders of Debentures, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Debentures may, on behalf of all Holders of Debentures, waive any past default under the Indenture with respect to the Debentures, except a default in the payment of principal of, or premium, if any, or interest or in respect of a provision which under the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debenture.

SATISFACTION AND DISCHARGE

    The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

DELIVERY AND FORM OF DEBENTURES

    The Debentures were sold to Qualified Institutional Buyers (each, a "QIB") in reliance on Rule 144A under the Securities Act and were initially deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee, in the form of a global Debenture (the "Rule 144A Global Debenture"). Interests in the Rule 144A Global Debenture will be shown in, and transfers thereof will be effected only through, records maintained by DTC and its participants ("participants"). Only QIBs may elect to hold Debentures through the Depository. Debentures purchased by (i) institutional accredited investors that are not QIBs and (ii) persons outside the United States in offshore transactions pursuant to Regulation S under the Securities Act ("Regulation S Purchasers") are represented by Debentures issued in definitive registered form without coupons (the "Certificated Debentures"). Only Debentures held by Qualified Institutional Buyers may be represented by the Rule 144A Global Debenture. The Rule 144A Global Debenture will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interest in the Rule 144A Global Debenture to a Regulation S Purchaser or another person who is not a Qualified Institutional Buyer or (ii) increased in principal amount to reflect the subsequent transfer of a Certificated Debenture to a Qualified Institutional Buyer from a Regulation S Purchaser or another person who is not a Qualified Institutional Buyer. Transfer of the Debentures, whether as an interest in the Rule 144A Global Debenture or as Certificated Debentures, must be made in accordance with the Indenture.

PAYMENTS OF PRINCIPAL AND INTEREST

    The Indenture requires that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Rule 144A Global Debenture) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

GOVERNING LAW

    The Indenture and Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

    The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company has filed with the Commission a registration statement on Form S-3 (the "Shelf Registration Statement"), of which this Prospectus is a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Debenture and any underlying share of Common Stock until the date on which such Debenture or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Debenture or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or on the date such Debenture or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

    The Registration Rights Agreement provides that if (i) the applicable Shelf Registration Statement is not filed with the Commission on or prior to 60 days after the Closing Date, or the applicable Shelf Registration Statement has not been declared effective by the Commission within 90 days after the Closing Date or (ii) the Shelf Registration Statement shall cease to be effective without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (i) and (ii), a ("Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of Debentures or $.07 per annum per share of Common Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Debentures by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

    Holders of the Debentures will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Debentures and Common Stock included in the Shelf Registration Statement.

    The Company shall cause the Shelf Registration Statement to be effective for a period of three years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Registration Statement ceases to be a Transfer Restricted Security.

    The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company upon request.

ABSENCE OF PUBLIC MARKET

    There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. See "Registration Rights; Liquidated Damages." The Debentures have been designated for trading in the PORTAL Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock are outstanding. Certain Preferred Stock Purchase Rights were distributed pursuant to a dividend distribution declared April 10, 1992, and 50,000 shares of Preferred Stock were designated and reserved as Series A Junior Participating Preferred Stock for issuance upon exercise of such rights. As of January 31, 1995, 10,934,080 shares of Common Stock (including 88,572 shares held in escrow) were outstanding and held by approximately 950 shareholders of record.

COMMON STOCK

    Subject to the prior rights of any shares of Preferred Stock which may be issued in the future, the holders of the Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available for dividends, and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of the Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders. Since holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares of Common Stock present and voting at an annual meeting at which a quorum is present can elect all the directors of the Company. The holders of Common Stock have no preemptive rights or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

    The Transfer Agent for the Company's Common Stock is The Bank of New York.

PREFERRED STOCK

    The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more classes or series and to fix by resolution or resolutions (without further stockholder action) the voting rights, if any, and the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, including, without limitation, the dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and liquidation rights of each such class or series. In addition, the Board of Directors is empowered to determine the number of shares constituting each class and series of Preferred Stock and, subject to compliance with applicable law, to increase or decrease the number of shares of each such class or series. The Board of Directors may, without shareholder approval, issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of Common Stock.

PREFERRED STOCK PURCHASE RIGHTS

    The description of certain Preferred Stock Purchase Rights distributed pursuant to a dividend distribution declared by the Company's Board of Directors on April 10, 1992, and of the shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of such Rights, is incorporated by reference to Item 1 of the Company's Form 8-A, dated April 10, 1992, filed with the Securities and Exchange Commission on April 13, 1992.

    The Preferred Stock Purchase Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of the Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND BY-LAWS

    The Company's Certificate of Incorporation (as amended, the "Certificate") provides that the Board of Directors consists of three classes of directors serving for staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquirer obtains the controlling interest. Subject to the rights of holders of Preferred Stock of the Company, any vacancy on the Board of Directors may be filled only by the remaining directors then in office.

    The Company has 500,000 authorized and unissued shares of Preferred Stock. The Certificate grants the Board of Directors broad power to establish the designations, powers, preferences and rights of any series of Preferred Stock. Such stock could be used by the Board of Directors for defensive purposes, including its issuance or sale to third parties or use in recapitalization transactions.

    In order for a stockholder to nominate a candidate for director, under the Company's By-laws, timely notice of the nomination must be given to the Company in advance of the meeting. Such notice must be given in respect to an election to be held at an annual meeting of stockholders not less than 90 days before the anniversary of the immediately preceding annual meeting, and must be given in respect to an election to be held at a special meeting of stockholders within 10 days after the notice of the meeting is given to stockholders. The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before an annual stockholder meeting, timely notice must be received by the Company not less than 60 days nor more than 90 days before the meeting (but if the Company gives less than 70 days notice of the meeting, then such notice must be received within 10 days after the notice of the meeting is mailed or other public disclosure of the meeting is made). Such notice must include a description of the proposed business, the reasons therefore, and other specified matters.

    Under the By-laws, special meetings of stockholders may be called only by the Board of Directors or the President of the Company, and may not be called by stockholders. In addition, the Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of the stockholders in lieu thereof.

    The By-laws may be amended by the Board of Directors or by affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote thereon. Certain provisions of the Certificate, including provisions concerning the classified Board of Directors and the ability of stockholders to take action only at an annual or special meeting of stockholders, may only be amended by the affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote thereon. The foregoing summary is qualified in its entirety by reference to the full text of the Company's Certificate and By-laws.

    These provisions are designed in part to make it more difficult and time-consuming to obtain majority control of the Board of Directors of the Company or otherwise to bring a matter before stockholders without the Board's consent, and thus reduce the vulnerability of the Company to an unsolicited takeover proposal. These provisions are designed to enable the Company to develop its business in a manner which will foster its long-term growth, with the threat of a takeover not deemed by the Board to be in the best interest of the Company and its stockholders and the potential disruption entailed by such a threat reduced to the extent practicable. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of the Company and the possibility of stockholders receiving a premium above market price for their securities from a potential acquiror who is unfriendly to management.

DELAWARE GENERAL CORPORATION LAW SECTION 203

    As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the Delaware General Corporation Law which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

REGISTRATION RIGHTS

    In September 1994, the Company entered into registration rights agreements with certain stockholders in connection with the issuance of common stock to Shamrock Investments and the merger of J.P. Cole & Associates, Inc. and Paragon Ambulatory Surgery, Inc. into the Company. Under these registration rights agreements, Shamrock Investments has the right to demand one registration on Form S-3 of the shares of Common Stock held by it. In addition, Shamrock Investments, Charles P. Reilly, Michael E. Gallagher, Jonathan Spees and John P. Cole have certain "piggy-back" registration rights under the Securities Act with respect to the Common Stock held by such stockholders. Accordingly, if the Company proposes to effect certain registrations of its securities under the Securities Act, the Company is required to notify such stockholders and to include in such registration all of the shares of Common Stock requested to be included by such stockholders, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. The Company shall not be required to include such shares in an underwriting unless the holders thereof enter into an underwriting agreement upon terms and conditions agreed upon by the Company and the underwriter (except as to monetary obligations of the holders not contemplated by the registration rights agreements). Any such stockholders requesting registration shall pay their own expenses and shall bear, on a pro rata basis with other requesting stockholders, all incremental registration expenses that result from the inclusion of such shares in a registration.

    The Company may delay, suspend or withdraw any registration or qualification of securities required pursuant to the registration rights agreements for a period not exceeding 120 days if the Company determines in good faith that any such registration would adversely affect an offering or contemplated offering of any securities of the Company or any other contemplated material corporate event. In addition, the Company shall not be required to effect more than one registration in any twelve-month period in which such stockholders were afforded the opportunity to register securities.

    The holders of such registration rights, covering in the aggregate 967,827 shares of Common Stock (including shares issuable upon the exercise of options or the conversion of convertible securities), may request that the Company include some or all of the registrable securities held by them in the Shelf Registration Statement. See "Description of Debentures -- Registration Rights; Liquidated Damages."

                            SELLING SECURITYHOLDERS

    The following table sets forth certain information as of February 15, 1996 (except as otherwise indicated) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                  PRINCIPAL AMOUNT                                SHARES OF COMMON
                                                   OF DEBENTURES                                       STOCK
                                                 BENEFICIALLY OWNED          PRINCIPAL           BENEFICIALLY OWNED
                                                 PRIOR TO OFFERING           AMOUNT OF           PRIOR TO OFFERING
                                            ----------------------------    DEBENTURES     ------------------------------
NAME                                            AMOUNT         PERCENT      BEING SOLD          NUMBER          PERCENT
------------------------------------------  ---------------  -----------  ---------------  -----------------  -----------
General Motors Employees Domestic Group
 Trust....................................  $    13,800,000       20.00   $    13,800,000        514,122            4.43
Bankers Trust Company (1).................  $     5,780,000        8.38   $     5,780,000        212,110            1.90
Oppenheimer Main Street Income & Growth
 Fund.....................................  $     5,000,000        7.25   $     5,000,000        183,486            1.65
Allstate Insurance Company................  $     4,000,000        5.80   $     4,000,000        146,789            1.32
Forest Fulcrum Fund LP....................  $     2,850,000        4.13   $     2,850,000        104,587           *
SBC Capital Markets Inc...................  $     2,800,000        4.06   $     2,800,000        102,752           *


                                            SHARES OF COMMON
                                            STOCK UNDERLYING
                                            DEBENTURES BEING
                                                SOLD AND
NAME                                        ADDITIONAL SHARES
------------------------------------------  -----------------
General Motors Employees Domestic Group
 Trust....................................         506,422
Bankers Trust Company (1).................         212,110
Oppenheimer Main Street Income & Growth
 Fund.....................................         183,486
Allstate Insurance Company................         146,789
Forest Fulcrum Fund LP....................         104,587
SBC Capital Markets Inc...................         102,752

                                                  PRINCIPAL AMOUNT                                SHARES OF COMMON
                                                   OF DEBENTURES                                       STOCK
                                                 BENEFICIALLY OWNED          PRINCIPAL           BENEFICIALLY OWNED
                                                 PRIOR TO OFFERING           AMOUNT OF           PRIOR TO OFFERING
                                            ----------------------------    DEBENTURES     ------------------------------
NAME                                            AMOUNT         PERCENT      BEING SOLD          NUMBER          PERCENT
------------------------------------------  ---------------  -----------  ---------------  -----------------  -----------
Oregon Equity Fund........................  $     2,500,000        3.62   $     2,500,000         91,743           *
Tennessee Consolidated Retirement.........  $     2,500,000        3.62   $     2,500,000         91,743           *
Paul Berkman and Company..................  $     1,800,000        2.61   $     1,800,000         66,055           *
OCM Convertible Trust.....................  $     1,580,000        2.29   $     1,580,000         57,981           *
SAIF Corporation..........................  $     1,550,000        2.25   $     1,550,000         56,880           *
Societe Generale Bonafide Arbitrage.......  $     1,500,000        2.17   $     1,500,000         57,981           *
Delaware State Employees' Retirement
 Fund.....................................  $     1,260,000        1.83   $     1,260,000         46,238           *
Forest Fulcrum Fd Ltd.....................  $     1,150,000        1.66   $     1,150,000         42,201           *
Offshore Strategies, Ltd..................  $     1,100,000        1.59   $     1,100,000         40,367           *
Commonwealth Life Insurance Co. Stock TRAC
 (Teamsters 1)............................  $     1,000,000        1.45   $     1,000,000         36,697           *
Delta Airlines Master Trust...............  $       920,000        1.33   $       920,000         33,761           *
Nicholas-Applegate Income & Growth........  $       900,000        1.30   $       900,000         33,027           *
San Diego County Employees Retirement
 Acct.....................................  $       800,000        1.16   $       800,000         29,537           *
Templeton Global Hedged Convert Ltd.......  $       800,000        1.16   $       800,000         29,537           *
Central State Southeast & Southwest
 Pension Fund.............................  $       790,000        1.14   $       790,000         28,990           *
JMG Convertible Investments, L.P..........  $       750,000        1.09   $       750,000         27,523           *
McMahan Securities Co. L.P................  $       750,000        1.09   $       750,000         27,523           *
State of Delaware Retirement..............  $       750,000        1.09   $       750,000         27,523           *
Massachusetts Pension Reserve Investment
 Management Board.........................  $       670,000       *       $       670,000         24,587           *
31 West Fund L.P..........................  $       500,000       *       $       500,000         18,348           *
Ince and Company..........................          450,000       *       $       450,000         16,513           *
Templeton Global Hedged Convert L.P.......  $       450,000       *       $       450,000         16,513           *
Weirton Convertible.......................  $       430,000       *       $       430,000         15,779           *
Declaration of Trust for Defined Benefit
 Plan of ICI American Holdings............  $       390,000       *       $       390,000         14,312           *
ICI American Holdings Pension.............  $       350,000       *       $       350,000         12,844           *
Zeneca Holdings Pension...................  $       350,000       *       $       350,000         12,884           *
State Employees' Retirement Fund of the
 State of Delaware........................  $       330,000       *       $       330,000         12,110           *
Harris Trust & Savings Bank, Trustee for
 the Harris Trust and Savings Bank Trust
 for Collective Investment of Employee
 Benefit Accounts -- Convertible Fund.....  $       300,000       *       $       300,000         11,009           *
Declaration of Trust for Defined Benefit
 Plan of Zeneca Holdings Inc..............  $       255,000       *       $       255,100          9,357           *


                                            SHARES OF COMMON
                                            STOCK UNDERLYING
                                            DEBENTURES BEING
                                                SOLD AND
NAME                                        ADDITIONAL SHARES
------------------------------------------  -----------------
Oregon Equity Fund........................          91,743
Tennessee Consolidated Retirement.........          91,743
Paul Berkman and Company..................          66,055
OCM Convertible Trust.....................          57,981
SAIF Corporation..........................          56,880
Societe Generale Bonafide Arbitrage.......          57,981
Delaware State Employees' Retirement
 Fund.....................................          46,238
Forest Fulcrum Fd Ltd.....................          42,201
Offshore Strategies, Ltd..................          40,367
Commonwealth Life Insurance Co. Stock TRAC
 (Teamsters 1)............................          36,697
Delta Airlines Master Trust...............          33,761
Nicholas-Applegate Income & Growth........          33,027
San Diego County Employees Retirement
 Acct.....................................          29,537
Templeton Global Hedged Convert Ltd.......          29,537
Central State Southeast & Southwest
 Pension Fund.............................          28,990
JMG Convertible Investments, L.P..........          27,523
McMahan Securities Co. L.P................          27,523
State of Delaware Retirement..............          27,523
Massachusetts Pension Reserve Investment
 Management Board.........................          24,587
31 West Fund L.P..........................          18,348
Ince and Company..........................          16,513
Templeton Global Hedged Convert L.P.......          16,513
Weirton Convertible.......................          15,779
Declaration of Trust for Defined Benefit
 Plan of ICI American Holdings............          14,312
ICI American Holdings Pension.............          12,844
Zeneca Holdings Pension...................          12,884
State Employees' Retirement Fund of the
 State of Delaware........................          12,110
Harris Trust & Savings Bank, Trustee for
 the Harris Trust and Savings Bank Trust
 for Collective Investment of Employee
 Benefit Accounts -- Convertible Fund.....          11,009
Declaration of Trust for Defined Benefit
 Plan of Zeneca Holdings Inc..............           9,357

                                       PRINCIPAL AMOUNT                            SHARES OF COMMON         SHARES OF COMMON
                                         OF DEBENTURES                                  STOCK               STOCK UNDERLYING
                                      BENEFICIALLY OWNED       PRINCIPAL          BENEFICIALLY OWNED        DEBENTURES BEING
                                       PRIOR TO OFFERING       AMOUNT OF          PRIOR TO OFFERING             SOLD AND
                                   -------------------------   DEBENTURES   ------------------------------     ADDITIONAL
NAME                                  AMOUNT       PERCENT     BEING SOLD        NUMBER          PERCENT         SHARES
---------------------------------  ------------  -----------  ------------  -----------------  -----------  ----------------
Laterman & Co.............................  $       250,000       *       $       250,000          9,174           *
Laterman Strategies 90's L.P.....  $    250,000       *       $    250,000       9,174              *           9,174
WAFRA Discretionary..............  $    250,000       *       $    250,000       9,174              *           9,174
PB International CV..............  $    200,000       *       $    200,000       7,339              *           7,339
Thermo Electron Balanced
 Investment Fund.................  $    175,000       *       $    175,000       6,422              *           6,422
San Diego City Employees
 Retirement System...............  $    170,000       *       $    170,000       6,238              *           6,238
Firebird Overseas, Ltd...........  $    150,000       *       $    150,000       5,804              *           5,504
Bank of America Convertible
 Securities Fund.................  $    150,000       *       $    150,000       5,504              *           5,504
NALCO Chemical Retirement
 Trust...........................  $    150,000       *       $    150,000       5,504              *           5,504
Magus Int'l Limited..............  $    100,000       *       $    100,000       3,669              *           3,669
Kapiolani Medical Center.........  $    100,000       *       $    100,000       3,669              *           3,669
Bankers Trust FBO Los Angeles
 County Metro Transit
 Authority.......................  $    100,000       *       $    100,000       3,669              *           3,669
Bankers Trust FBO Presbyterian
 Healthcare......................  $    100,000       *       $    100,000       3,669              *           3,669
Wachovia Bank of NC, Custodian
 for Wake Forest University......  $    100,000       *       $    100,000       3,669              *           3,669
Hillside Capital.................  $     85,000       *       $     85,000       3,119              *           3,119
Occidental College...............  $     50,000       *       $     50,000       1,834              *           1,834
Hillside Master Trust............  $     35,000       *       $     35,000       1,284              *           1,284
Fleet Bank of MA, Custodian for
 Museum of Fine Arts.............  $     20,000       *       $     20,000         733              *             733
Other Selling Securityholders
 (2).............................  $  5,460,000        7.91   $  5,460,000     200,366               1.80     200,366
Voting Group (3)(4)(5) Charles H.
 Robbins and Ellen E. Robbins;
 Jack M. Mazur and Lynn Mazur,
 VACHR, Inc.; Michael D. Starr;
 Shamrock Investments; Charles P.
 Reilly; Michael E. Gallagher....       --           --            --        3,808,089(6)           31.73     755,717(7)(10)
Shamrock Group (3)(5)(8) Charles
 P. Reilly; Michael E. Gallagher;
 Shamrock Investments............       --           --            --        1,075,675(9)            9.43     755,717(10)
Charles P. Reilly (3)(5)(11).....       --           --            --          508,545(12)(13)       4.54     313,945(13)
Michael E. Gallagher (3)(5)(14)..       --           --            --          338,457(15)(16)       3.05     235,599(16)
Shamrock Investments (3)(5)......       --           --            --          228,673(17)(18)       2.09     206,173(18)
John P. Cole (3)(5)(19)..........       --           --            --          350,000(20)(21)       3.18     200,000(21)
Jonathan J. Spees (3)(22)........       --           --            --           12,110                  *      12,110

Laterman & Co.............................           9,174

------------------------
 *   Less than 1%.

 (1) $5,780,000 aggregate principal amount of Debentures are beneficially owned by clients of Bankers Trust Company and held by Bankers Trust Company as custodian for these clients. Information regarding these clients will be added by supplement to this Prospectus.

 (2) Information regarding these persons or entities will be added by supplement to this Prospectus.

 (3) Information is as of February 19, 1996.

 (4) The persons listed are parties to a Voting Agreement dated as of October 7, 1994, pursuant to which they have agreed to act together under certain circumstances. See "Risk Factors -- Control by Management and Certain Stockholders." These persons constitute a group (the "Voting Group") within the meaning of Section 13(d)(3) of the Exchange Act and have jointly filed a Schedule 13D with the Securities and Exchange Commission. For additional information regarding the relationship between the members of the Voting Group and the Company, see Items 10-13 of the Company's Annual Report on Form 10-K/A for the fiscal year ended April 30, 1995, which is incorporated herein by reference.

 (5) Each member of the Voting Group and certain other officers and directors of the Company (including Mr. Cole) have agreed that prior to April 12, 1996, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock.

 (6) For additional information regarding the beneficial ownership of shares by members of the Voting Group, see Item 12 ("Security Ownership of Certain Beneficial Owners and Management") of the Company's Annual Report on Form 10-K/A for the fiscal year ended April 30, 1995, which is incorporated herein by reference.

 (7) Does not include any shares beneficially owned by Charles H. Robbins, Ellen
     E. Robbins, Jack M. Mazur, Lynn Mazur, VACHR, Inc. or Michael D. Starr, other than the shares referred to in note 10 in which such persons have no pecuniary interest.

 (8) Shamrock Investments, Charles P. Reilly and Michael E. Gallagher constitute a group (separate from the Voting Group, the "Shamrock Group") within the meaning of Section 13(d)(3) of the Exchange Act and have jointly filed a
     Schedule 13D with the Securities and Exchange Commission. For additional information regarding the relationship between members of the Shamrock Group and the Company, see Item 13 ("Certain Transactions and Business Relationships") of the Company's Annual Report on Form 10-K/A for the fiscal year ended April 30, 1995, which is incorporated herein by reference.

 (9) Includes 508,545 shares beneficially owned by Mr. Reilly (see notes 12 and 13 below), 338,457 shares beneficially owned by Mr. Gallagher (see notes 15 and 16 below) and 228,673 shares beneficially owned by Shamrock Investments (see notes 17 and 18 below). Excludes additional shares referred to in note 6 deemed to be beneficially owned by the members of the Shamrock Group by virtue of their participation in the Voting Group.

(10) Includes 313,945 shares beneficially owned by Mr. Reilly (see note 13 below), 235,599 shares beneficially owned by Mr. Gallagher (see note 16 below) and 206,173 shares beneficially owned by Shamrock Investments (see note 18 below).

(11) Mr. Reilly joined the Company as a Director in 1991. He is the managing general partner of Shamrock Investments. From August 1994 to August 1995, Mr. Reilly was an employee of the Company, serving as chairman of the Company's Executive Council.

(12) Includes 137,142 shares issuable upon the exercise of stock options granted to Mr. Reilly in connection with his employment agreement and an additional 52,500 shares issuable upon the exercise of stock options granted to Mr. Reilly.

(13) Includes 205,074 shares issued to Mr. Reilly and 59,963 shares issuable upon the conversion of convertible notes issued to Mr. Reilly in connection with the merger of Paragon Ambulatory Surgery, Inc. into the Company (the "Paragon Merger"). Also includes 24,454 shares issued to Mr. Reilly and 24,454 shares issuable upon the exercise of stock options granted to Mr. Reilly in connection with the merger of J.P. Cole & Associates, Inc. into the Company (the "Cole Merger"). Of the shares and options issued to Mr. Reilly in connection with the Cole Merger, 15,162 shares are held in escrow subject to forfeiture unless certain performance conditions are met, and

     15,162 options will become exercisable only if certain performance conditions are met by December 30, 1996 or a change of control of the Company occurs prior to that date. Excludes additional shares referred to in notes 6, 15, 16, 17 and 18 deemed to be beneficially owned by Mr. Reilly by virtu

(14) Mr. Gallagher is a general partner of Shamrock Investments. From August 1994 to August 1995, Mr. Gallagher was employed by the Company as a member of its Executive Council. He previously served as Chief Executive Officer of Paragon Ambulatory Surgery, Inc., which was merged into the Company on September 29, 1994.

(15) Includes 102,858 shares issuable upon the exercise of stock options granted to Mr. Gallagher in connection with his employment agreement.

(16) Includes 153,816 shares to Mr. Gallagher and 44,975 shares issuable upon the conversion of convertible notes issued to Mr. Gallagher in connection with the Paragon Merger. Also includes 18,404 shares issued to Mr. Gallagher and 18,404 shares issuable upon the exercise of stock options granted to Mr. Gallagher in connection with the Cole Merger. Of the shares and options issued to Mr. Gallagher in connection with the Cole Merger, 11,410 shares are held in escrow subject to forfeiture unless certain performance conditions are met, and 11,410 options will become exercisable only if certain performance conditions are met by December 30, 1996 or a chance of control of the Company occurs prior to that date. Excludes additional shares referred to in notes 6, 12, 13, 17, and 18 deemed to be beneficially owned by Mr. Gallagher by virtue of his participation in the Shamrock Group and the Voting Group.

(17) Includes 22,500 shares issuable upon the exercise of stock options granted to Shamrock Investments.

(18) Inclues 6,173 shares issuable upon conversion of convertible promissory notes held by Shamrock Investments. Also includes 200,000 shares issued to Shamrock Investments pursuant to the Stock Purchase Agreement, dated as of September 29, 1994, by and between the Company and Shamrock Investments. Excludes additional shares referred to in notes 6, 12, 13, 15, and 16 deemed to be beneficially owned by Shamrock Investments by virtue of its participation in the Voting Group.

(19) Mr. Cole joined the Company in 1993. On September 29, 1994, Mr. Cole entered into an employment agreement with the Company pursuant to which he serves as an Executive Vice President of the Company and heads the marketing of the Company's commercial products and services. He previously served as President of J.P. Cole and Associates, Inc., a health care marketing firm, which was merged into PHP Family Healthcare Corporation, a wholly-owned subsidiary of the Company, on October 3, 1994.

(20) Includes 30,000 shares issuable upon the exercise of stock options granted to Mr. Cole in connection with his employment agreement. Also includes 84,000 shares held by Mr. Cole's spouse, and 74,000 shares held jointly by Mr. Cole and his spouse.

(21) Includes 100,000 shares issued to Mr. Cole and 100,000 shares issuable upon the exercise of stock options granted to Mr. Cole in connection with the Cole Merger. Of the shares and options issued to Mr. Cole in connection with the Cole Merger, 62,000 shares are held in escrow subject to forfeiture unless certain performance conditions are met, and 62,000 options will become exercisable only if certain performance conditions are met by December 30, 1996 or a change of control of the Company occurs prior to that date.

(22) Mr. Spees has been an employee of Shamrock Investments for each of the last three years.

    The preceding table has been prepared based upon information furnished to the Company by The Depository Trust Company ("DTC"), IBJ Schroder Bank & Trust Company, trustee under the Indenture, and by or on behalf of the Selling Securityholders.

    Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $69,000,000.

    Because the Selling Securityholders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Debentures and the underlying Common Stock) in connection with the registration and sale of the Debentures and the Conversion Shares covered by this Prospectus. The holder of the Additional Shares have agreed to pay their own expenses and to bear, on a pro rata basis, with other Selling Securityholders, all investment expenses that result from the inclusion of the Additional Shares.

    The Company will not receive any of the proceeds from the offering of Debentures and the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling
Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or shares of Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or shares or Common Stock from whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures of shares or Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

    The Debentures and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

    The outstanding Common Stock is listed for trading on the New York Stock Exchange, and the Shares of Common Stock have been approved for listing on the New York Stock Exchange. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Debentures. See "Risk Factors -- No Prior Public Market for the Debentures."

    In order to comply with the securities laws of certain states, if applicable, the Debentures and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters any profit on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

    The Debentures were originally sold to Smith Barney Inc. and Dean Witter Reynolds Inc. in December 1995 in a private placement. The Company agreed to indemnify and hold Smith Barney Inc. and Dean Witter Reynolds Inc. harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by Smith Barney Inc. and Dean Witter Reynolds Inc. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

    The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective for a period of three years from the effective date thereof, or until the Shelf Registration Statement is no longer required for transfer of the Debentures or the underlying Common Stock. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Debentures and Conversion Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of the Shelf Registration Statement shall be extended. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

    This discussion does not deal with all aspects of United States federal income taxation that may be relevant to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) who may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

    For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or trust, the income of which is includible in income for United States federal income tax purposes regardless of its source.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF THE DEBENTURES

    INTEREST ON DEBENTURES. Interest paid on a Debenture will be taxable to a holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company anticipates that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

    CONSTRUCTIVE  DIVIDEND.      Certain   corporate   transactions,   such   as
distributions   of  cash  to  holders  of  Common  Stock,  may  cause  a  deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

    SALE OR EXCHANGE OF DEBENTURES OR SHARES OF COMMON STOCK. In general, a holder of a Debenture will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debenture measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debenture. A holder's tax basis in a Debenture generally will equal the cost of the Debenture to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debenture. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the

Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

    CONVERSION OF DEBENTURES. A holder of a Debenture will not recognize gain or loss on the conversion of the Debenture into shares of Common Stock, except to the extent that the Common Stock issued upon the conversion is attributable to accrued interest on the Debenture. The holder's aggregate tax basis in the shares of Common Stock received upon conversion of the Debenture will be equal to the holder's aggregate basis in the Debenture exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of the Debenture will include the period during which the holder held the Debenture prior to the conversion.

    Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

    MARKET DISCOUNT. The resale of a Debenture may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method.

    In addition, any holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction. The foregoing rule will not apply if the holder elects to include accrued market discount in income currently.

    If a holder acquires the Debenture at a market discount and receives Common Stock upon conversion of the Debenture, the amount of accrued market discount with respect to the converted Debenture through the date of the conversion will be treated, under regulations to be issued, as ordinary income on the disposition of the Common Stock.

    DIVIDENDS ON SHARES OF COMMON STOCK. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction. Individuals, partnerships, trusts, and certain corporations, including certain foreign corporations, are not entitled to the dividends-received deduction.

    To the extent, if any, that a holder receives a distribution on shares of Common Stock that would otherwise constitute a dividend for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as a capital gain.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

    INTEREST ON DEBENTURES. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (ii) the Non-U.S.

Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) the beneficial owner, under penalty of perjury, certifies that he or she is not a United States person and provides his or her name and address. If certain requirements are satisfied, the certification described in paragraph (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of a Debenture would be deemed to own constructively the Common Stock into which it could be converted. If a holder is not exempt from tax under these rules, he or she will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

    SALE OR EXCHANGE OF DEBENTURES OR SHARES OF COMMON STOCK. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition (including a redemption) of a Debenture or shares of Common Stock received upon conversion thereof (including the receipt of cash in lieu of a fractional share upon such conversion) unless
(i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such Debentures or Common Stock, and the proceeds of disposition would be subject to withholding. Any amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

    CONVERSION OF DEBENTURES. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

    DIVIDENDS ON SHARES OF COMMON STOCK. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. HOLDERS. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information.

    NON-U.S. HOLDERS. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that he or she is a Non-U.S. person or if the Company or any of its paying agents has actual knowledge that the payee is a United States person.

    The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such withholding. In that regard, under temporary regulations, dividends payable at an address located outside of the United States to a foreign holder are not subject to the backup withholding rules.

    The payment of the proceeds on the disposition of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. holder.

                                 LEGAL MATTERS

    The validity of the issuance of the Debentures and the Shares offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, D.C. 20004.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of and for the year ended April 30, 1995, incorporated by reference in this Prospectus and in the Registration Statement from the Company's 1995 Form 10-K and Form 8-K/A dated January 11, 1996, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as stated in its reports incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Coopers & Lybrand L.L.P.'s report included in the Company's Form 8-K/A dated January 11, 1996 includes an explanatory paragraph regarding the adjustments described in the first paragraph of Note 8 to those consolidated financial statements that were applied to retroactively restate the 1995, 1994 and 1993 consolidated financial statements and footnotes thereto included in that Form 8-K/A for the effects of a two-for-one stock split effected as a stock dividend in November 1995. With respect to the unaudited interim financial information as of October 31, 1995, and for the three-month and six-month periods then ended incorporated by reference in this Prospectus and Registration Statement, Coopers & Lybrand L.L.P. has reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its separate report included in the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1995, and incorporated by reference herein, states that Coopers & Lybrand L.L.P. did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act for its report on unaudited interim financial information because that report is not a "report" or "part" of the Prospectus or Registration Statement prepared or certified by Coopers & Lybrand L.L.P. within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements of the Company as of April 30, 1994 and 1993 and for each of the years in the two-year period ended April 30, 1994, incorporated by reference in this Prospectus and in the Registration Statement from the Company's 1995 Form 10-K, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company as of April 30, 1994 and 1993 and for each of the years in the two-year period ended April 30, 1994, incorporated by reference in this Prospectus and Registration Statement from the Company's Form 8-K/A dated January 11, 1996, but prior to the adjustments described in the first paragraph of Note 8 to those consolidated financial statements that were applied to retroactively restate the 1994 and 1993 consolidated financial statements and footnotes thereto for the effects of a 2-for-1 stock split effected as a stock dividend in November 1995, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report appearing therein, and upon the authority of said firm as experts in accounting and auditing.

    On January 9, 1995, the Company solicited Statements of Qualifications from several independent accounting firms, including KPMG Peat Marwick LLP, the Company's public accountants for the fiscal years ended April 30, 1994 and April 30, 1993, to provide audit services for its consolidated financial statements for the year ended April 30, 1995. On January 11, 1995, KPMG Peat Marwick LLP indicated that it had decided not to stand for re-appointment and, therefore, would not submit a Statement of Qualifications. The decision to solicit proposals to perform audit services was recommended by the Audit Committee and approved by the Board of Directors.

    The audit reports of KPMG Peat Marwick LLP on the Company's consolidated financial statements as of and for the fiscal years ended April 30, 1994 and 1993 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle except with respect to the Company's adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in fiscal year ended April 30, 1994. In addition, during fiscal year 1993 and 1994 and any subsequent interim period during which KPMG Peat Marwick LLP served as the Company's independent public accountants, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles, or practices, financial statement disclosure, or auditing scope or procedures which, if not satisfied to KPMG Peat Marwick LLP's satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. In connection with its audit of the Company's consolidated financial statements for the fiscal year ended April 30, 1994, KPMG Peat Marwick LLP issued a letter relating to internal controls to the Board of Directors that identified what KPMG Peat Marwick LLP considered to be a reportable condition relating to timely financial reporting and the Company's accounting decision-making process.

    On March 17, 1995, the Company engaged Coopers & Lybrand L.L.P. as the Company's independent accounting firm to provide audit services for the Company's consolidated financial statements.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
The Company....................................          3
Risk Factors...................................          4
Use of Proceeds................................         10
Ratio of Earnings to Fixed Charges.............         10
Description of Debentures......................         11
Description of Capital Stock...................         19
Selling Securityholders........................         22
Plan of Distribution...........................         26
Certain United States Federal Income Tax
  Consequences.................................         28
Legal Matters..................................         31
Independent Public Accountants.................         31

                                 PHP HEALTHCARE
                                  CORPORATION

                                  $69,000,000
                               6 1/2% CONVERTIBLE
                            SUBORDINATED DEBENTURES
                                    DUE 2002
                                      AND
                              3,499,937 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               FEBRUARY   , 1996

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Debentures and the Common Stock being registered. All amounts are estimates except the registration fee.

Commission Registration Fee...................................  $ 32,470.17
Printing and engraving expenses...............................  $ 10,000.00
Legal fees and expenses.......................................  $ 50,000.00
Trustee's fees (including counsel fees).......................  $  3,700.00
Accounting fees and expenses..................................  $ 10,000.00
Miscellaneous.................................................  $ 10,000.00
                                                                -----------
    Total.....................................................  $116,170.17
                                                                -----------
                                                                -----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

    Article IX of the Company's By-laws provides that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL.

    Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM 16.  EXHIBITS.

    The following exhibits are filed herewith or incorporated by reference.

EXHIBIT NO.                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------------
        .14  Indenture dated as of December 15, 1995 between the Company and IBJ Schroder Bank & Trust Company.
       4.2   Form of 6 1/2% Convertible Subordinated Debentures due 2002 (included in Indenture filed as Exhibit
              4.1).
       4.3   Registration Rights Agreement, dated as of December 13, 1995, between the Company and Smith Barney
              Inc. and Dean Witter Reynolds Inc.
       4.4   Stock Purchase Agreement, dated as of September 29, 1994, by and between the Company and Shamrock
              Investments.
       4.5   Pledge and Security Agreement, dated as of September 29, 1994, by Charles P. Reilly, Michael E.
              Gallagher, and Shamrock Investments in favor of the Company.
       4.6   Stock Purchase Note, dated September 29, 1994, from Shamrock Investments to the Company.
       4.7   Registration Rights Agreement, dated as of September 29, 1994 between the Company and Shamrock
              Investments.
       4.8   Convertible Note, dated September 29, 1994, from the Company to Charles P. Reilly.
       4.9   Convertible Note, dated September 29, 1994, from the Company to Michael E. Gallagher.
       4.10  Convertible Note, dated September 29, 1994, from the Company to Jonathan J. Spees.
       4.11  Registration Rights Agreement, dated as of September 29, 1994, between the Company and Charles P.
              Reilly, Michael E. Gallagher and Jonathan J. Spees.
       4.12  Stock Option, dated as of October 3, 1994, between the Company and Charles P. Reilly.
       4.13  Stock Option, dated as of October 3, 1994, between the Company and Michael E. Gallagher.

EXHIBIT NO.                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------------
       4.14  Stock Option, dated as of October 3, 1994, between the Company and John P. Cole.
       4.15  Escrow Agreement, dated as of September 29, 1994, by and among PHP Family Healthcare Corporation,
              J.P. Cole & Associates, Inc., John P. Cole, Charles P. Reilly, Michael E. Gallagher, the Company,
              and William F. Bavinger, III.
       4.16  Registration Rights Agreement, dated as of September 29, 1994, between the Company and John P. Cole,
              Charles P. Reilly, and Michael E. Gallagher.
       5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson.
      12.1   Statement re computation of ratios.
      15.1   Letter of Coopers & Lybrand L.L.P. re unaudited interim financial information.
      23.1   Consent of Coopers & Lybrand L.L.P.
      23.2   Consent of KPMG Peat Marwick LLP.
      23.3   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).
      24.1   Power of Attorney (included on page II-4 hereof).
      25.1   Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of IBJ
              Schroder Bank & Trust Company.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Reston, Commonwealth of Virginia, on this 20th day of February, 1996.

                                          PHP HEALTHCARE CORPORATION
                                          (Registrant)

                                          By:          /s/ JACK M. MAZUR

                                             -----------------------------------
                                                   Name: Jack M. Mazur
                                                   Title: President and Director

    The officers and directors of PHP Healthcare Corporation whose signatures appear below hereby constitute and appoint Charles H. Robbins, Jack M. Mazur, Anthony M. Picini and Ben Rosenbaum III, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this Registration Statement of PHP Healthcare Corporation on Form S-3. Each of the Undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 20th day of February, 1996.

                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                /s/ CHARLES H. ROBBINS
     -------------------------------------------        Chairman of the Board and            February 20, 1996
                  Charles H. Robbins                     Chief Executive Officer

                  /s/ JACK M. MAZUR
     -------------------------------------------        President and Director               February 20, 1996
                    Jack M. Mazur

                /s/ ANTHONY M. PICINI                   Senior Vice President and Chief
     -------------------------------------------         Financial Officer (Chief            February 20, 1996
                  Anthony M. Picini                      Accounting Officer)

                 /s/ MICHAEL D. STARR                   Senior Vice President,
     -------------------------------------------         Information Systems and             February 20, 1996
                   Michael D. Starr                      Director

                 /s/ JULIEN J. LAVOIE                   Senior Vice President,
     -------------------------------------------         Information Systems and             February 20, 1996
                   Julien J. Lavoie                      Director

                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

             /s/ GEORGE E. SCHAFER, M.D.
     -------------------------------------------        Senior Vice President, Medical       February 20, 1996
               George E. Schafer, M.D.                   Affairs and Director

                 /s/ PAUL T. CUZMANES
     -------------------------------------------        Director                             February 20, 1996
                   Paul T. Cuzmanes

                /s/ JOSEPH G. MATHEWS
     -------------------------------------------        Director                             February 20, 1996
                  Joseph G. Mathews

                /s/ CHARLES P. REILLY
     -------------------------------------------        Director                             February 20, 1996
                  Charles P. Reilly

                /s/ DONALD J. RUFFING
     -------------------------------------------        Director                             February 20, 1996
                  Donald J. Ruffing

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       4.1   Indenture dated as of December 15, 1995 between the Company and IBJ Schroder Bank & Trust Company
             (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K/A dated January 11, 1996 (File No.
             001-11780) and incorporated herein by reference).
       4.2   Form of 6 1/2% Convertible Subordinated Debentures due 2002 (included in Indenture filed as Exhibit
             4.1 to the Company's Current Report on Form 8-K/A dated January 11, 1996 (File No. 001-11780) and incorporated herein by reference).
       4.3   Registration Rights Agreement, dated as of December 13, 1995, between the Company and Smith Barney
             Inc. and Dean Witter Reynolds Inc. (filed as Exhibit 4.2 to the Company's Current Report on Form
             8-K/A dated January 11, 1996
             (File No. 001-11780) and incorporated herein by reference).
       4.4   Stock Purchase Agreement, dated as of September 29, 1994, by and between the Company and Shamrock
             Investments (filed as Exhibit 4 to the Company's Current Report on Form 8-K dated October 3, 1994
             (File No. 0-16235)).
       4.5   Pledge and Security Agreement, dated as of September 29, 1994, by Charles P. Reilly, Michael E.
             Gallagher, and Shamrock Investments in favor of the Company.
       4.6   Stock Purchase Note, dated September 29, 1994, from Shamrock Investments to the Company.
       4.7   Registration Rights Agreement, dated as of September 29, 1994 between the Company and Shamrock
             Investments.
       4.8   Convertible Note, dated September 29, 1994, from the Company to Charles P. Reilly.
       4.9   Convertible Note, dated September 29, 1994, from the Company to Michael E. Gallagher.
      4.10   Convertible Note, dated September 29, 1994, from the Company to Jonathan J. Spees.
      4.11   Registration Rights Agreement, dated as of September 29, 1994, between the Company and Charles P.
             Reilly, Michael E. Gallagher and Jonathan J. Spees.
      4.12   Stock Option, dated as of October 3, 1994, between the Company and Charles P. Reilly.
      4.13   Stock Option, dated as of October 3, 1994, between the Company and Michael E. Gallagher.
      4.14   Stock Option, dated as of October 3, 1994, between the Company and John P. Cole.
      4.15   Escrow Agreement, dated as of September 29, 1994, by and among PHP Family Healthcare Corporation,
             J.P. Cole & Associates, Inc., John P. Cole, Charles P. Reilly, Michael E. Gallagher, the Company, and
             William F. Bavinger, III.
      4.16   Registration Rights Agreement, dated as of September 29, 1994, between the Company and John P. Cole,
             Charles P. Reilly, and Michael E. Gallagher.
       5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson (to be filed).
      12.1   Statement re computation of ratios.
      15.1   Letter of Coopers & Lybrand L.L.P. re unaudited interim financial information.
      23.1   Consent of Coopers & Lybrand L.L.P.
      23.2   Consent of KPMG Peat Marwick LLP.
      23.3   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).
      24.1   Power of Attorney (included on page II-4 hereof).
      25.1   Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of IBJ
             Schroder Bank & Trust Company.